EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 of the Registration Statement on Form S-4 of our report dated February 8, 2010 (which expressed an unqualified opinion), relating to the consolidated financial statements of O.A.K. Financial Corporation, and the effectiveness of O.A.K. Financial Corporation's internal control over financial reporting, appearing in the Annual Report on Form 10-K of O.A.K. Financial Corporation for the year ended December 31, 2009, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan
March 8, 2010